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                                                                   EXHIBIT 10.17


                          SUB-ACUTE CARE SERVICES AGREEMENT


THIS AGREEMENT, effective February 1, 1997 is between PHYSICIAN'S CHOICE, LLC, a Connecticut based limited liability company ("IPA") and Lexington Health Care Group, L.L.C., a corporation existing under the laws of the State of Connecticut, ("PROVIDER").

WHEREAS, IPA contracts on behalf of itself and its participating Network physicians with physicians and other medical providers to participate in its Cooperating Provider Network ("Network"), and

WHEREAS, IPA contracts with health insurers and other payors ("Payors") to make its Network available to enrolled subscribers under health benefit programs ("Health Benefit Program") maintained by such Payors ("Enrolled Persons"), and

WHEREAS, PROVIDER operates a skilled nursing and rehabilitation facility and is licensed to provide such services in the State of Connecticut, and

WHEREAS, IPA and PROVIDER desire to enter into a contract which assures that skilled nursing and rehabilitation services (as defined in Section 1 of this Agreement) will be available to Enrolled Persons at PROVIDER'S skilled nursing and rehabilitation facility ("Facility").

NOW THEREFORE, IPA and PROVIDER agree:

SECTION 1. SERVICES TO BE PROVIDED:

    a. PROVIDER will, through licensed professionals and other staff, provide covered skilled nursing and rehabilitation services ("Services") as defined herein to Enrolled Persons at its Facility in accord with Appendix A, which is attached hereto and incorporated herein by reference. For purposes of this Agreement, "Member" means any Enrolled Person who is treated by the IPA Network who is admitted to Facility for Services in accord with this Agreement. "Services" mean all ordinary and necessary inpatient skilled nursing and rehabilitation services that are (i) medically necessary, (ii) ordered by a physician associated with IPA ("Medical Group" physician), (iii) customarily provided by skilled nursing and rehabilitation facilities in Connecticut, and (iv) above the level of custodial, convalescent, intermediate or domiciliary care, including, but not limited to, nursing care, bed and board, physical, occupational, and speech therapy, medical social services, prescribed drugs and medications, and medical supplies, appliances and equipment ordinarily and routinely furnished by skilled nursing and rehabilitation facilities.

    b. PROVIDER will provide Services to Members referred to Facility and consistent with the care prescribed and orders given by Medical Group physicians as long as medically appropriate. PROVIDER will provide Services to IPA Members in the same manner and with the same personnel and facilities that PROVIDER provides such services to others, unless expressly stated otherwise in this Agreement.

SECTION 2. COMPENSATION:

    a. PROVIDER agrees to accept payment in amounts not exceeding those specified in Appendix B, attached hereto, as payment in full for all charges for all covered Services rendered to Members hereunder.

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    b.   PROVIDER shall complete and transmit according to instructions promulgated by each Payor sponsoring or maintaining a Member patient's Health Benefit Program a statement on a form approved by IPA with attached detail explanation of charges which shall show all Services rendered to Members itemized on the same basis and at the same prices as for all patients, Such statement shall be transmitted immediately after provision of Services to each payor and in no instance shall such statement be submitted more than two (2) months after the date of termination of Service. PROVIDER may charge Members any amounts chargeable under Appendix B and not payable by the applicable Payor, such as applicable coinsurance, deductibles, and non-covered charges under the Member's Health Benefit Program.

    c. IPA shall include in each contract between IPA and any Payor whose Enrolled Members are to be admitted to Facility pursuant to this Agreement a provision authorizing IPA's Medical Group to admit Payor's Enrolled Persons to Provider's Facility and obligating the Payor to make payment to PROVIDER for Covered Services to such Enrolled Persons in accordance with this Agreement and the Compensation schedules attached hereto.

    d. PROVIDER shall not assert a claim against IPA or the applicable Payor for Services - rendered to a Member which are not covered under the Payor's Health Benefit Program under which the Member is a Covered Person.

SECTION 3.  HOLD HARMLESS:

    Except as provided in Section 2B of this Agreement and in Section 3 of Appendix B of this Agreement, PROVIDER agrees that in no event, including, but not limited to non-payment by the Payor, insolvency, or breach of this Agreement, shall PROVIDER bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Member for Services provided pursuant to this agreement. PROVIDER further agrees that this provision shall (1) survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and (2) supersede any oral or written contrary agreement now existing or hereafter entered into between the parties.

SECTION 4.  STANDARD OF PRACTICE, COMPLIANCE WITH LAWS AND ACCREDITATION:

    a. PROVIDER will perform Services in Members' best interest and with the same standard of care, skill and diligence that customarily has been provided by PROVIDER and otherwise is considered acceptable practice in licensed skilled nursing and rehabilitation facilities located in the state of Connecticut.

    b. PROVIDER warrants that it is currently and at all times during the term of this Agreement shall remain: (1) in compliance with all applicable local, state and federal laws, rules and regulations relating to skilled nursing and rehabilitation facilities; and (2) in compliance with all laws and regulations necessary to participate in the Medicare and Medicaid programs under Titles18 and 19, respectively, of the Social Security Act. PROVIDER shall provide to IPA documentary evidence of such licensure and certification upon request.

    c. PROVIDER will allow IPA to review all survey reports that PROVIDER submits to or receives from any licensing or accreditation organization or state or federal government agency and will provide IPA with a copy of each licensing or accreditation organization's final survey report. Unless prohibited by law, PROVIDER will inform IPA and Medical Group within one week of its receipt of notice of any action or impending action that may revise, limit, suspend, or revoke (temporarily or

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         otherwise) any license, accreditation, certification (of PROVIDER or Facility), or that may affect the credentialing of any member of PROVIDER'S staff.

    d. PROVIDER will notify IPA immediately of any legal, accreditation agency, regulatory, or governmental action initiated against PROVIDER or of any incident that may materially affect its ability to perform its obligations hereunder or to maintain any license, certification or accreditation held by PROVIDER (or Facility) or its staff. PROVIDER will also notify IPA immediately of any significant change in operation, emergency condition, or factor that may significantly affect the health and welfare of Members admitted to Facility.

    e. PROVIDER warrants that each person through whom PROVIDER will provide Services to Members under this Agreement is licensed in good standing and qualified to provide such Services in the State of Connecticut and will maintain such licensure at all times during the term of this Agreement. Upon request, PROVIDER shall provide satisfactory evidence to IPA of such licenses, certifications and qualifications.

    f. IPA and its Medical Group physicians, in referring members to Provider's Facility or in making visits to the Facility pursuant to Section 4 of this Agreement will act in Members' best interest and with the same standard of care, skill, and diligence customarily provided or exercised by IPA and its Medical Group physicians in similar situations and otherwise considered acceptable practice in such situations.

    g. IPA and its Medical Group physicians warrant that they are currently and a all times during the term f the Agreement shall remain: (1) in compliance with all applicable local, state and federal laws, rules and regulations relating to an independent practice association and to practicing physicians in Connecticut; and (2) in compliance with all laws and regulations necessary to participate in the Medicare and Medicaid programs under Titles 13 and 19, respectively of the Social Security Act. IPA, if applicable, and the Medical Group physicians shall provide to Provider documentary evidence of said license and certification upon request.

    h. IPA will notify PROVIDER immediately of any legal, accreditation agency, regulatory, or governmental action initiated against IPA or any of its Medical Group physicians or if any incident that may materially affect its ability to perform its obligations hereunder or to maintain any license, certification, or accreditation held by IPA or any of its Medical Group physicians.

    I. IPA warrants that each of its Medical Group physicians participating under this Agreement is licensed and in good standing to practice medicine in Connecticut and will maintain such licensure at all times during the term of this Agreement. Upon request IPA or its Medical Group physicians shall provide satisfactory evidence to Provider of such licensure.



SECTION 5.  CONNECTICUT DEPARTMENT OF HEALTH RULES AND REGULATIONS:

    Upon request, PROVIDER agrees to provide the Connecticut Department of Health with access to medical records of Members.

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SECTION 6.  UTILIZATION MANAGEMENT:

    a. IPA and PROVIDER agree that, to the extent compatible with the separate and independent management of each, it is desirable to provide Services in the most cost effective manner consistent with prevailing standards of medical care. PROVIDER will cooperate with IPA and Medical Group in improving the cost effectiveness of care provided to Members.

    b. PROVIDER further agrees to cooperate with IPA in its implementation of an effective utilization management program that embraces all Services provided to Members by PROVIDER. Subject to applicable law, PROVIDER agrees to furnish IPA with all pertinent sections of a Member's medical records and such billing information as is necessary to implement IPA utilization management and quality assurance programs.

    c.   PROVIDER shall maintain a utilization management program.

SECTION 7.   QUALITY ASSURANCE:

    a. During the term of the Agreement, PROVIDER will coordinate its efforts with the reasonable requirement of IPA and Medical Group to assure the quality of all care and services provide Members. PROVIDER will allow representative of IPA and Medical Group to actively participate in the conduct of PROVIDER's utilization review programs and quality assurance committees, including, but not limited to, membership on any quality assurance and utilization review committees at Facility. Upon termination of this Agreement, each IPA and Medical Group representative serving on these committees will tender his or her resignation to each such committee.

    b. PROVIDER will discuss with IPA and/or Medical Group representative the outcome of any survey, investigation, assessment or formal evaluation conducted at Facility by any certification or accreditation organization with respect to PROVIDER's facilities and discuss with IPA within a reasonable time thereafter the nature and timing of any proposed corrective action in response to such survey, investigation, assessment or formal evaluation. PROVIDER shall make available to IPA upon request, PROVIDER's written quality assurance plan.

    c. PROVIDER will designate a liaison who shall meet and confer on a regular basis with IPA and Medical Group representatives regarding issues relating to this Agreement, including, but not limited to, utilization and quality assurance. To the best of
         their ability, PROVIDER shall remedy   any condition related to
         Member care which has been reasonably determined by IPA or Medical Group to be unsatisfactory, as soon as reasonably possible.

    d.   During the term of this Agreement and after its termination,
         PROVIDER shall maintain   records and information concerning each
         Member as reasonably required by IPA and as necessary to comply with any relevant law or regulation of the State of Connecticut
         or federal   government.  Subject to applicable law, PROVIDER
         will provide IPA and/or Medical Group with access to coded medical information on Members so that IPA may effectively track and record diagnoses and utilization.

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    e.   PROVIDER shall investigate and respond  promptly to all quality issues and work with IPA and Medical Group to resolve such issues in the best interest of Members, the PROVIDER and IPA. If a disagreement arises between PROVIDER and IPA and/or Medical Group on any matter whatsoever,

    f. PROVIDER, IPA and Medical Group shall work cooperatively towards a resolution and shall not involve Members in any matter concerning such disagreement.

SECTION 8.  NOTIFICATION AND RESOLUTION OF COMPLAINTS:

    PROVIDER will promptly notify IPA of receipt of any letters from attorneys regarding Members or complaints from Members regarding Services provided by, or on behalf of, PROVIDER and IPA will promptly notify PROVIDER of receipt of such letters regarding care provided to Members by PROVIDER. PROVIDER agrees to cooperate in resolving Members' complaints regarding Services provided by, or on behalf of, PROVIDER under this Agreement. When such complaints are brought to PROVIDER's attention, PROVIDER shall promptly investigate such complaints and use its reasonable best efforts to resolve them in a fair and equitable manner. Such cooperation shall include, but not be limited to, meeting with representatives of IPA, providing information bearing on the complaint to such representatives, and taking all reasonable actions suggested by such representatives to resolve Members' complaints which are not contrary to the best interests of Provider or contrary to advice of Provider's legal counsel,

SECTION 9.  BYLAWS POLICIES & PROCEDURES:

    IPA and Medical Group Physicians during the term of this Agreement and any period of Services after Termination pursuant to Section 18 shall abide by all of PROVIDER's applicable bylaws, policies and procedures regarding Members as patients at PROVIDER's Facility, and shall respond to communications regarding Members from PROVIDER's staff in a prompt manner. IPA shall intervene on behalf of PROVIDER with any Medical Group physician who fails to adhere to the terms of this section, but nothing herein shall require IPA to agree with PROVIDER's position in any disputed matter.

SECTION 10.  RELATIONSHIP OF PARTIES:

    This Agreement does not and shall not be construed to create the relationship of agent, employee, partnership, joint venture or association between the parties, but is an agreement by and between two independent contractors. Notwithstanding anything set forth in this Agreement to the contrary, no individual through who PROVIDER renders Services hereunder shall be entitled to or receive any health, life, and/or disability insurance coverage and/or any pension or profit sharing benefits, or the like, from IPA.

SECTION 11.  BOOKS AND RECORDS:

    a. PROVIDER will maintain appropriate medical records and charts for all Members who receive Services at Facility. Subject to applicable law, PROVIDER will make such records and charts available to IPA at reasonable times and will provide copies upon request, at the following charges: (i) copies of one set of records for each admitted Member will be made available free of charge, and (ii) additional copies of medical records will be made available at PROVIDER's usual and customary rate.

    b. PROVIDER agrees to allow representatives of IPA to review, at reasonable times, upon prior reasonable notice any book and record which relates to Services provided under this Agreement including, but not limited to, records relating to accounting,

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         billing,  payment, Member's medical records, assignment of insurance or benefits, claims information, and appropriate utilization of health services.

    c. With appropriate written authorization from Medical Group physicians and subject to applicable law, PROVIDER's committees responsible for peer review and quality assurance ("Quality Assurance Committees") will upon request provide to IPA's Quality Assurance Committees timely and appropriate quality assurance information and peer review and professional activity information relating to Members and Medical Group physicians, provided IPA's Quality Assurance Committees protect the confidentiality of such information to the full extent required under law.

SECTION 12. ACCESS TO BOOKS AND RECORDS:

    In accord with 42 U.S.C. 1295x (V)(1)(1) and C.F.R. Part 420, Subpart D.
Section 1. et seq., PROVIDER shall, until the expiration of four (4) years after the furnishing of Medicare reimbursable services pursuant to this Agreement, upon proper written request, allow the Comptroller General of the United States, the Secretary of Health and Human Services, and their duly authorized Representatives access to this Agreement and to PROVIDER's books, documents and records necessary to certify the nature and extent of costs for Medicare reimbursable services provided under this Agreement. In accord with the above-referenced statute and regulations, if Medicare reimbursable services provided by PROVIDER under this Agreement are carried out by means of a subcontract with any organization related to PROVIDER and such related organizations provides services the cost or value of which is $10,000 or more over a twelve (12) month period, then the subcontract between PROVIDER and the related organization shall contain a clause comparable to the clause specified in the preceding paragraph.

SECTION 13.  CONFIDENTIALITY AND CONSENT:

    Notwithstanding anything else to the contrary in this Agreement, all patient information, records and data collected or maintained by PROVIDER (or its employees or agents) or exchanged between PROVIDER, IPA or Medical Group will be treated in a confidential manner, and in compliance with all applicable state and federal law. Except as provided in Schedule A Section 5 with respect to a summary of the Medical history and current treatment of each Member, neither PROVIDER, its staff nor its employees will have access to or the right to review any medical record of any Member without a properly executed release , except where necessary to provide Services to the Member. No PROVIDER employee or agent shall discuss, transmit, or narrate in any manner any Member information of a personal, medical, or other nature except as necessary to provide Services to Members under this Agreement.

SECTION 14.   INSURANCE:

    a. PROVIDER will at all times maintain in full force and effect, at PROVIDER's sole cost an expense, combined bodily injury and property damage liability insurance in the minimum amount of one million dollars ($1,000,000) per occurrence and one million dollars ($1,000,000) aggregate, and professional liability insurance coverage in the minimum amount of one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) aggregate to cover all of its obligations and potential liabilities and those of its officers, agents and/or employees under this Agreement with an insurance company licensed to provide coverage in the State of Connecticut and reasonably acceptable to IPA.

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    b.   PROVIDER will make available to IPA upon execution of this
         Agreement Certificates of Insurance evidencing such coverage, and if available, stating that coverage will not be materially changed, canceled or reduced without at least a 30 day prior written notice to IPA. In the event of any material adverse change in PROVIDER's said insurance coverage, this Agreement may be immediately suspended or terminated, at IPA option. PROVIDER will notify and provide evidence of insurance at the time of any amendments, changes or modifications hereto and at any time on reasonable request by IPA during the term of this Agreement.

    c. All parties to this Agreement will maintain in full force and effect appropriate workers' compensation protection and unemployment insurance as required by law.

    d. During the term of this Agreement, IPA will contract with the Medical Group physicians, requiring them to maintain professional liability coverage at levels at least equal to the minimum set forth above for PROVIDER and general liability insurance in the amount of not less than one million dollars ($ 1,000,000) per occurrence and one million dollars ($1,000,000) in the aggregate. IPA will carry its own general liability insurance in said amounts at all times during the term of this Agreement. Upon request IPA will provide PROVIDER a statement of its insurance together with a current financial statement of IPA and will cause the Medical Group physicians to provide statements of their insurance as required herein to PROVIDER. IPA will promptly notify PROVIDER of any material changes in its insurance.

SECTION 15.   INDEMNIFICATION:

    a. PROVIDER agrees to indemnify and hold harmless IPA and Medical Group physicians and all other person or organizations cooperating in the conduct of the health care program commonly known as the IPA Program and each of their shareholders, members, partners, employees, agents and officers (each of which persons and organizations is an Indemnity) from and against any and all claims, loss, damages, liability, costs, expenses (including reasonable attorneys' fees), judgments or obligations whatsoever, for or in connection with injury (including death) or damage to any person or property to the extent resulting from the negligent or otherwise wrongful acts or failure to act of PROVIDER, its employees, partners, officers or agents.

    b. IPA agrees to indemnify and hold harmless PROVIDER and its officers, directors, employees and agents from and against any and all claims, loss, damages, liability, costs, expenses (including reasonable attorneys' fees), judgments or obligations whatsoever, for or in connection with injury (including death) or damage to any person or property to the extent resulting from the negligent acts or otherwise wrongful acts or failure to act of IPA and, its members, employees, officers or agents under this Agreement.


    c. This indemnification provision survives termination of this Agreement.

SECTION 16.  TERM OF AGREEMENT:

    Effective January , 1997, this Agreement shall continue for a one year term and shall be renewed thereafter for additional terms of one year each ("renewal term") unless either party gives the other party thirty (30) days written notice prior to any renewal term that it will not renew the Agreement.

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SECTION 17.  TERMINATION OF AGREEMENT:

    This Agreement may be terminated for cause under the following circumstances:

    a. Upon material breach of this Agreement, the non-breaching party may terminate this Agreement after thirty (30) days written notice specifying the facts and circumstances of the breach to the other party, unless the breach is corrected to the reasonable satisfaction of the non-breaching party within such thirty (30) day period; or

    b. If PROVIDER's license is revoked, suspended or limited, or PROVIDER's Medicare certification or Medicaid certification is denied, or a material adverse change occurs in PROVIDER's insurance coverage, or if Provider shall become insolvent or undergo a Bankruptcy Event as defined herein, then IPA may terminate this Agreement immediately by giving written notice thereof to PROVIDER.

    c. If IPA's license, if any, is revoked, suspended, or limited, or a material adverse change occurs in IPA's insurance coverage, or if IPA shall become insolvent or undergo a Bankruptcy Event as defined herein, or if the agreement between IPA and any Payor responsible for payment of a Member's charges at the Facility shall terminate without continuing post-termination obligation of the Payor to continue paying such charges, or if any Medical Group physician having a patient admitted at the Facility shall terminate or be terminated from IPA's Network without a post-termination obligation of continuing responsibility to such Member or without substitution of another Medical Group physician, then PROVIDER may terminate this Argument immediately by giving written notice thereof to IPA.

    d. This Agreement may be terminated by either party without cause by giving sixty (60) days prior written notice thereof to the other party. During such sixty (60) day notice period, or during the thirty (30) day notice period described in Section 17(a), or the sixty (60) day notice period described in Section 17(b), or the sixty (60) day notice period described in Section 16 hereof, this Agreement shall continue to be effective and the parties shall remain bound and liable hereunder.

    e. As used herein the term "Bankruptcy Event" means, with respect to any party, the filing by the party of a voluntary petition for relief under any chapter of the Bankruptcy Code, the filing against the party of an involuntary petition for relief under any chapter of the Bankruptcy Code which is not dismissed or withdrawn within the first sixty (60) days following said filing, the taking of possession or control of the business of any party by a trustee in bankruptcy, the appointment of a receiver of the business or assets of the party, or the making by the party of a general assignment for the benefit of creditors.

SECTION 18.  SERVICES AFTER TERMINATION:

    Upon termination of this Agreement, PROVIDER understands and agrees that its responsibility to provide Services to Members admitted to Facility before termination shall continue until such Members' treatment is completed, unless IPA has made reasonable and medically appropriate arrangements for the assumption of Services by an alternate contracting provider. PROVIDER agrees to provide such services in accord with the terms and conditions of this Agreement until IPA has made alternate arrangements or PROVIDER's services are deemed by Medical Group physician to be no longer necessary.

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SECTION 19.  HEALTH PLAN BENEFITS DETERMINATION AND ADMINISTRATION:

    IPA is responsible for administration of Members' benefits and will communicate with Members regarding their health benefits coverage, including denial or discontinuation of benefits.

SECTION 20.  USE OF NAMES:

    PROVIDER agrees that IPA may reveal PROVIDER's name to Payors, employers or current and potential Members in describing benefits and the IPA Program, and that IPA may reveal PROVIDER's name to Medical Group's other providers to facilitate referrals. Except for the above, IPA will not publish PROVIDER's name in literature that describes benefits without PROVIDER's approval. PROVIDER agrees that neither IPA nor Medical Groups names will be used in any manner or published in any literature or other publication without the prior review and written approval of IPA.

SECTION 21.  NONDISCRIMINATION:

    PROVIDER will accept all Members in accord with Section 1 of this Agreement and its own internal policies on admissions and will provide Services to Members without discrimination on account of race, sex, color, religion, national origin, age, physical, or mental handicap, or veteran's status . PROVIDER recognizes that Provider and IPA are subject to various federal laws, executive orders, and regulations regarding equal opportunity and affirmative action which may also be applicable to subcontractors. PROVIDER agrees that any and all applicable equal opportunity and affirmative action clauses shall be incorporated herein to the extent required by federal laws, executive orders, and regulations.

SECTION 22.  NOTICES:

    Unless expressly provided otherwise, all notices herein required to be given, or which may be given, by any party to the other, will be deemed to have been fully given when written and personally delivered to the parties below or deposited in the United States mail, certified and postage prepared and addressed as follows:

    Physician's Choice, LLC       Lexington Health Care Group, LLC
    650 Danbury Road              35 Park Place
    Ridgefield, CT 0687           New Britain, CT 06052

    Attn. Richard Lipton, M. D.   Attn. Jack Friedler, CEO


SECTION 23.  SEVERABILITY:

    If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provision hereof shall continue in full force and effect.

SECTION 24.  ENTIRE AGREEMENT OF PARTIES:

    This Agreement and Appendices, attached contain the entire agreement of the parties. Any prior agreements, promises, negotiations, or representations relating to the subject matter of this Agreement not expressly set forth herein are of no force or effect. No modification, amendment, or alteration of the Agreement will be effective unless it is in writing and signed by both parties.

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SECTION 25.  NON-EXCLUSIVE:

    This Agreement between IPA and PROVIDER is non-exclusive and IPA reserves the right to arrange for any services for Members from any other provider.

SECTION 26.  AUTHORITY TO EXECUTE AGREEMENT:

    The undersigned individuals represent that they are fully authorized to execute this Agreement on behalf of their respective parties.

SECTION 27.  ASSIGNMENT:

    This Agreement shall be binding upon and for the benefit of IPA and PROVIDER. Nothing contained in this Agreement shall be construed to permit the assignment by either party of any rights or obligations hereunder and such assignment is expressly prohibited without the prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION 28. AMENDMENT:

    This Agreement may be amended at any time by mutual agreement of the parties, but no such amendment is valid unless it is in writing and signed by both parties:

SECTION 29.  GOVERNING LAW:

    This Agreement will be governed by, and construed in accord with the laws of the State of Connecticut.

SECTION 30. WAIVER:

    No party will be deemed to have waived any rights hereunder unless the waiver is made in writing and signed by the waiving party or that party's duly authorized representative. The failure to exercise any right or remedy under this Agreement shall not operate as a waiver of such right or remedy. All rights and remedies provided for under this Agreement are cumulative. A waiver by any party of a breach of a provision of this Agreement or warranty of representation herein set forth will not constitute a waiver of that provision, warranty or representation or any other provision, warranty, or representation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.


PHYSICIAN'S CHOICE, LLC                LEXINGTON HEALTH CARE GROUP, LLC

By:                                     By:
Name:                                   Name:
Title:                                  Title:
Date:                                   Date:

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                                     APPENDIX  A

                                       SERVICES

SECTION 1.  SERVICES:

    For purposes of this Agreement, Services mean any and all routine and or ancillary inpatient skilled nursing and rehabilitation services at Facility that require the supervision of a licensed professional such as qualified nurse or therapist and include, but are not limited to, the following:

    a. Skilled supervision and management of a complicated or extensive plan of care for a Member referred to Facility by an IPA physician in which there is a significantly high probability (as opposed to a mere possibility) that complications would arise without the skilled supervision of such a treatment program by a professional nurse.

    b. Observation, assessment and monitoring of a complicated or unstable medical condition. Observation becomes a skilled nursing and rehabilitation service when the unstable condition of a Member would require the skills of a professional nurse to detect and evaluate his or her need for possible treatment modification. The need for observation should be properly documented in nursing notes and physician and/or progress notes.

    c.   Skilled teaching services for self-maintenance after discharge.

    d.   Intramuscular medications or feedings.

    e.   Levine tube and gastrostomy feedings.

    f.   Naso-pharyngeal and tracheotomy aspiration.

    g.   Insertion and sterile irrigation (Medicinal) of catheters.

    h. Application of dressings involving prescription medications and aseptic

    i    techniques.

    j Treatment of extensive decubitus ulcers or other widespread skin disorders.

    k. Skilled performance or supervision of therapeutic exercises or activities.

    l.   Prescription medications (including oxygen) ordered by a physician.

    m. Gait evaluation and training where ability to ambulate has been impaired by a rehabitable neurological, muscular or skeletal abnormality.

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    n.   Skilled therapy for speech restoration and occupational therapy provided in conjunction with other rehabilitative service.

SECTION 2. ADMISSION:

    Members shall be admitted to Facility seven (7) days per week, twenty-four
(24) hours per day, upon reasonable notice from IPA or Medical Group physicians.

SECTION 3.  NOTIFICATION OF MEDICAL GROUP PHYSICIAN:

    If a Member needs inpatient medical and/or surgical services or there is any indication of a significant change in a Member's condition, PROVIDER shall immediately notify the Member's referring Medical Group physician. If such a need occurs outside normal business hours, PROVIDER shall contact the on-call Medical Group physician. The Medical Group physician shall arrange for any necessary services. For any life-threatening emergency, PROVIDER will send the Member directly to Hospital and will contact the referring Medical Group physician immediately thereafter.

SECTION 4. VISITS TO FACILITY:

    Any Medical Group physician may make periodic visits to observe any Member after his or her transfer to Facility. Such visits shall be made as deemed appropriate by IPA and/or Medical Group physicians. Any Medical Group physician visiting Facility to observe any Member shall comply with all reasonable requirements and policies of PROVIDER, as required by State law.

SECTION 5.  REPORTS AND RECORDS:

    1. A summary of the medical history and current treatment of each Member referred to PROVIDER will accompany the Member at the time of his or her admittance. Newly admitted patients must be seen within twenty-four (24) hours of admission to the facility. PROVIDER will submit to IPA the following reports for each Member patient at Facility; admission assessment report, admission plan of care, progress reports documenting the skilled care provided by PROVIDER and the patients' progress in relation thereto, discharge plan, and discharge summary. PROVIDER will also provide IPA with a detailed report of each interdisciplinary meeting. Upon any Member's transfer or discharge from Facility, PROVIDER shall provide copies of the Member's Admission and Discharge Record, History and Physical, Discharge Summary, operative reports, doctor's orders, pathology reports, emergency treatment reports, and consultation reports, and any other report or record reasonably requested by IPA or Medial Group.

    2. The Medical Director and/or Associate Medical Director shall reserve the right to review any resident record or examine any resident, if indicated, prior to admission. He/she may approve or disapprove a resident's admission based on the Facility's ability to provide required services.

SECTION 6.  DISCHARGE PLANNING SERVICES:

    PROVIDER will provide discharge planning services for any Member who is discharged from Facility. Discharge planning services shall begin on the Member's admission and shall be completed by the medically appropriate discharge date. Upon request, PROVIDER shall provide documentation supporting the progress of discharge planning services any time during a Member's stay at Facility.


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SECTION 7.  BED OCCUPANCY:

    PROVIDER will use its best efforts to make a bed available to any Member referred to PROVIDER by a Medical Group physician in accord with Section 1 of this Agreement and will immediately notify IPA at any time when all staffed inpatient beds at PROVIDER become occupied. Thereafter, while total staffed inpatient bed occupancy persists, in establishing priorities, PROVIDER shall assign beds to Member patients in the same manner as beds are assigned to all other patients seeking admission to PROVIDER.

SECTION 8.  TRANSPORTATION:

    Transportation of Members referred to PROVIDER by Medical Group physicians
will be arranged by IPA and/or Medical Group, at no cost to PROVIDER.   Except
in an emergency, PROVIDER shall not transport a Member by ambulance without prior authorization from the Member's primary care Medical Group physician.

SECTION 9.  MEMBER TRANSFERS:

    PROVIDER shall cooperate with IPA efforts to refer or transfer Members to any other Facility or hospital.

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                                      APPENDIX B


                                COMPENSATION SCHEDULE

SECTION 1.  DEFINITIONS:

    For purposes of billing and compensation for Services under this Agreement, there is one category of IPA Member: Members who are not entitled to Medicare coverage or are working aged or disabled members, and the affected dependents, who are entitled to Medicare but have elected their employer's group health plan coverage as their primary coverage.

SECTION 2.  COMPENSATION SCHEDULE:

    a.   ATTACHED HERETO.

    b. PROVIDER will bill the applicable Payor and said Payor will pay PROVIDER according to the Compensation Schedule in Section 2(a) above, except as otherwise provided in Section 3 of this Appendix.

SECTION 3.  COMPENSATION FROM MEMBERS OR OTHER PAYORS:

    PROVIDER will look solely to the applicable Payor for compensation for Services rendered to Members under this Agreement, and will not assert any other claim for compensation, including but not limited to, claims against Members, for services provided hereunder, except in the following situations:

    a. Non-Covered Services: Where PROVIDER provides items or services to any Member, for which the Member has no benefit under the applicable Payor Health Benefit Program (e.g., custodial care), or for which the Member must pay Supplemental Charges (as defined in the Payor Health Benefit Program), PROVIDER will look solely to the Member for compensation for such services.

    b. Coordination of Benefits: Where a Member is entitled to benefits under a Payor Health Benefit Program that includes a provision for coordinating benefits with another carrier's health benefits coverage, and the Member has such other coverage which is primary, and PROVIDER is made aware of such provision and the identity of the primary carrier or payor, this PROVIDER will look first to the primary carrier for compensation. In such cases, the Payor will only be responsible for that amount, if any, by which the amount payable hereunder (Appendix B, Sec, 2) exceeds the payment made by the primary carrier.

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

    c.   Third Party Payor:    Where Members are entitled to medical
         coverage provided by worker's compensation, group or individual no fault and traditional automobile insurance or general third party liability insurance, PROVIDER will look solely to the employer or appropriate third party for compensation, to the extent permitted by law. Each party agrees that it will immediately notify the other party upon receiving any notice of the above.

    d. Lack of Coverage: Where a Member elects to continue receiving services from PROVIDER after such Member's coverage benefits under his or her Payor Health Benefit Program have been exhausted or after the Payor disallows coverage for such services, PROVIDER will look solely to the Member for compensation for such services and the Payor and IPA shall not be liable to PROVIDER for any amount in connection with such services rendered by PROVIDER to such Member.

    e. Member Copayment: PROVIDER shall collect all applicable copayments from Members at the time services are provided hereunder.


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                               APPENDIX B, SECTION 2A

                                COMPENSATION SCHEDULE

   1.     TRANSITIONAL MEDICAL SERVICES (TMS):

         Designed as a cost effective alternative to acute hospitalization, the TMS provides for the care and treatment of patients who are medically complex
and require specialized medical, nursing and therapeutic services.   These
services include, but are not limited to, intravenous therapy, enteral therapy, skin/wound care, post surgical stabilization, respiratory care, and subacute medical intervention services are provided on an intensity level consistent with the patient's needs. TMS are designed to provide, through a relatively short length of stay, the resolution of acute medical problems with discharge to a patient's home, rehabilitation program or extended care facility. Types of patients appropriate for referral into the TMS are:

    A. Severely injured persons who require medical stabilization and increased endurance prior to acute or transitional rehabilitation;

    B.   Patients receiving renal dialysis who develop secondary complications;

    C. Patients with tracheotomies who require intensive respiratory therapy;

    D. Patients requiring intravenous antibiotics, hyperalimentation, etc.;

    E. Post operative patients requiring surgical stabilization and recuperation;

    F.   Patients requiring skin graft site/wound care;

    G.   Patients receiving dialysis who develop secondary complications.

Intensive medical and nursing services             Per    Diem:    $450



    II.  TRANSITIONAL REHABILITATION SERVICES (TRS):

TRS is designed as an effective alternative to rehabilitation provided in an acute care or rehabilitation hospital setting. The Program offers comprehensive medical, nursing and rehabilitation services to individuals with a wide range of rehabilitation needs, following stroke, surgical stabilization of an orthopedic injury, amputation, aneurysm, progressive neurological and/or neuromuscular disease, joint replacement and/or trauma. TRS is designed to provide a short length of stay with improvement that maximizes a person's functional independence.

Per Diem $225. Cost of pharmacies and therapies shall be billed separately at cost.

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ALL THE PER DIEMS INCLUDE THE FOLLOWING

    *   Semi-Private Room               *   Skilled Nursing Care
    *   Meals                           *   Case Management
    *   Administration of;              *   Respiratory and Oxygen Services
        Medications/Pharmacy Supplies   *   Routine X-Rays
        Administration of Enteral/      *   Routine Medical/Nursing Supplies
        Parenteral Nutrition            *   M.D. Charges of Physicians under
                                            Contract to Provider (charges of
                                            other Physicians are not included.)



EXCLUSIONS

*   Hyperalimentation

* Rental/Purchase of Durable Medical Equipment (DME) which includes, without limitation Clinitron Beds and Specialized Motorized Wheelchair

*   Out of Facility Services

*   Lab/Medications (charged cost to Provider)

*   Pharmacy

*   Speech Therapy, Occupational Therapy, Physical Therapy






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